Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-202440, Registration No. 333-180329) and Form S-8 (Registration No. 333- 99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-72182, Registration No. 333-98971, Registration No. 333-124422, Registration No. 333-142835, Registration No. 333-181308 and Registration No. 333-203993) of Arch Capital Group Ltd. and its subsidiaries of our report dated February 26, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2016